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                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                         (Amendment No.      1      )*
                                        ------------


                                A Pea in the Pod
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   001936103
                              ------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/95)

4126312

-----------------------
  CUSIP NO. 001936103                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation
      94-1681731

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

4126312

-----------------------
  CUSIP NO. 001936103                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation
      94-1678665

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

4126312

-----------------------
  CUSIP NO. 001936103                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Ventures
      #95-6016836

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

4126312

                                  SCHEDULE 13G
                                  ------------

Item 1(a)  Name of Issuer:                   A Pea in the Pod

      (b)  Address of Issuer's
           Principal Executive Offices:      c/o Mothers Work, Inc.
                                             1309 Noble Street
                                             Philadelphia, PA  19123


Item 2(a)  Names of Person Filing:           BankAmerica Corporation
                                               ("BAC")
                                             Bank of America NT&SA
                                               ("BANTSA")
                                             BankAmerica Ventures
                                                ("BAV")

      (b)  Address of Principal              (For BAC and BANTSA)
           Business Offices:                 555 California Street
                                             San Francisco, CA

                                             (For BAV)
                                             950 Tower Lane, Suite 700
                                             Foster City, CA  94404

      (c)  Citizenship:                      BAC is organized under the laws of
                                             Delaware.   BANTSA is a national
                                             banking association organized under
                                             the laws of the United States.  BAV
                                             is organized under the laws of
                                             California.

      (d)  Title of Class of Securities:     Common Stock

      (e)  CUSIP Number:                     001936103

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:*

          (a) [ ]   Broker or Dealer registered under Section 15 of the Act

          (b) [X]   Bank as defined in section 3(a)(6) of the Act

          (c) [ ]   Insurance Company as defined in section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)


* Not applicable as to BAV's beneficial ownership. For BAV this statement is filed pursuant to Rule 13d-1(c).

4126312

          (g) [X]  Parent Holding Company, in accordance with
                   (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

          (h) [ ]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

Item 4    Ownership

          (a) Amount Beneficially Owned:
                BAC                                                   0
                BANTSA                                                0
                BAV                                                   0

          (b) Percent of Class:
                BAC                                                   0
                BANTSA                                                0
                BAV                                                   0

          (c) Number of shares as to which such person has:

              (i) sole power to vote or direct the vote:

                     BAC                                              0
                     BANTSA                                           0
                     BAV                                              0

             (ii) shared power to vote or direct the vote:

                     BAC                                              0
                     BANTSA                                           0
                     BAV                                              0

            (iii) sole power to dispose or direct the
                  disposition of:

                     BAC                                              0
                     BANTSA                                           0
                     BAV                                              0

             (iv) shared power to dispose or direct the
                  disposition of:*

                     BAC                                              0
                     BANTSA                                           0
                     BAV                                              0

Item 5    Ownership of Five Percent or Less of a Class.

          If this statement is being filed to
          report the fact that as of the date
          hereof the reporting person has ceased
          to be the beneficial owner of more
          than five percent of the class of
          securities, check the following [X].

Item 6    Ownership of More than Five Percent on Behalf
          of Another Person.                                 Not Applicable.

Item 7    Identification and Classification of
          the Subsidiaries Which Acquired
          the Security Being Reported on by
          the Parent Holding Company.

          See Item 2.  The entity described below
          is a wholly-owned subsidiary of BAC,
          which is a registered holding company.

* The power to dispose or direct the disposition of shares is shared between the parent company and its subsidiaries.

4126312

          BANTSA is a bank as defined in section
          3(a)(6) of the Act. BAV is a wholly-owned subsidiary of BANTSA.

Item 8    Identification and Classification
          of Members of the Group.

          See Item 7.

Item 9    Notice of Dissolution of Group.                    Not Applicable.

Item 10   Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

4126312

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          BankAmerica Corporation



Dated:  February 7, 1996                  By  /s/ JAMES H. WILLIAMS
                                             --------------------------
                                             James H. Williams
                                             Executive Vice President



                                          Bank of America NT&SA


Dated:  February 7, 1996                  By  /s/ JAMES H. WILLIAMS
                                             --------------------------
                                             James H. Williams
                                             Group Executive Vice President

4126312

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                    BankAmerica Ventures


Dated: February 2, 1996             By  /s/ ERICK C. CHRISTENSEN
                                       --------------------------
                                       Erick C. Christensen
                                       Vice President

4126312

Board of Directors                                  Adopted:  November 1, 1993
BankAmerica Corporation                          Last amended:  August 1, 1994


           GENERAL OPERATING AND BORROWING RESOLUTION (Excerpts from)

     1. Any two BAC officers listed below under the designation "Group 1" (the "Officers"):

                                    GROUP 1

          the Chairman of the Board
          the Chief Executive Officer
          the President
          any Vice Chairman of the Board
          any Vice Chairman
          the Chief Financial Officer
          the Treasurer
          any Executive Vice President
          any Senior Vice President
          any Vice President
          the Secretary

     2. Any one BAC officer listed above under either the designation GROUP 1 or GROUP 2, or any member of the Legal Department of Bank of America NT&SA holding the title of counsel or a title senior thereto be, and hereby is, authorized to sign registrations, reports, certificates, applications and other writings on behalf of BAC for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as are deemed desirable by such officer or attorney in connection with BAC's activities or affairs.


4126526

Board of Directors                                          November 7, 1994
Bank of America NT&SA

                  GENERAL OPERATING RESOLUTION (Excerpts from)

2.   Regulatory Matters.

     (a) Any ONE of the officers of the Bank listed below under the designation Group III, or any member of the Legal or Tax Departments of the Bank holding the title of counsel or a title senior thereto is authorized to sign registrations, reports, certificates, applications and other writings on behalf of the Bank for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as are deemed appropriate by the officer or member, except for applications for letters patent, trademarks, copyrights, service marks, and similar matters, which are addressed in paragraph (b) below.


4.   Officer Group Designations.

     As used herein the officer designations "Group I," "Group II," and "Group III" consist of the officers listed below:


Group I

the Chairman of the Board
the President
any Vice Chairman of the Board
any Vice Chairman
the Chief Operating Officer
the Chief Financial Officer
any Group Executive Vice
  President
any Executive Vice President
any Senior Vice President
any Managing Director
any Vice President
any Assistant Vice President
any Senior Authorized Officer
any Senior Trust Officer
any Trust Officer



4126528

Board of Directors                                          February 14, 1995
BankAmerica Ventures


                  GENERAL OPERATING RESOLUTION (Excerpts from)

     4. The Board of Directors of this corporation authorizes any officer of this corporation, or any attorney in the Legal Department of Bank of America NT&SA with the title of counsel or a title senior thereto to sign registrations, reports, certificates, applications and other writings on behalf of this corporation for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as the officer or attorney deems appropriate.



4126293